Exhibit 10.1

EMPLOYEE IS AFFIRMATIVELY ADVISED, INSTRUCTED, CAUTIONED AND RECOMMENDED TO CONSULT WITH AN ATTORNEY PRIOR TO THE EXECUTION OF THIS AGREEMENT. PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATE AGREEMENT FIRST DELIVERED TO EMPLOYEE: October 18, 2023

CONFIDENTIAL SEPARATION, SEVERANCE AND

GENERAL RELEASE AGREEMENT

This Confidential Separation, Severance and General Release Agreement (the “Agreement”) is entered into by and between Donald A. Merril (the “Employee”), U.S. Silica Company (the “Company”), and U.S. Silica Holdings, Inc. (“Parent,” and together with the Company and the Employee, the “Parties”).

WHEREAS:

Employee’s employment with the Company is expected to terminate effective on October 20, 2023; and

Subject to the conditions identified herein, the Company is willing to provide Employee with the severance benefits described herein; and;

This Agreement represents the waiver and release of any claims Employee might have against the Releasees (as such term is defined below) as of the date of his execution of this Agreement.

NOW, THEREFORE, for mutual consideration the adequacy and sufficiency of which is hereby acknowledged by the Parties:

1. Separation Date / Severance Benefits.

(a) Separation Date. Employee’s last day of employment with the Company will be October 20, 2023 (the “Separation Date”). Regardless of Employee’s signing this Agreement, on the next regular payday after the Separation Date, the Company will provide Employee with Employee’s final paycheck, which will include Employee’s final wages, through the Separation Date, less applicable taxes and withholdings. After the Separation Date, Employee will not represent himself as being an employee, agent, or representative of the Company for any purpose.

(b) Status Effective on Separation Date. Effective on the Separation Date, Employee will no longer hold the office of Executive Vice President and Chief Financial Officer and will no longer be an executive officer or employee of the Company or the Parent. Employee shall resign, as of the Separation Date, from all positions on the Board of Directors of the Company (the “Board”) and its subsidiaries and affiliates, and all committees thereof, and from all other officer positions that Employee then holds with the Company and its subsidiaries and affiliates.

(c) Severance Benefits. Subject to Employee’s execution and non-revocation of this Agreement as set forth herein, and subject further to Employee’s continued employment through the Separation Date and material compliance with all obligations under this Agreement and all restrictive covenants, including non-competition, non-solicitation, inventions and confidential information obligations contained in additional existing agreements between Employee and Company (the “Restrictive Covenants”), Employee will be entitled to receive from the Company the following severance benefits (the “Severance Benefits”) after the Separation Date:

(i) Severance Pay. Employee will be entitled to receive a cash payment equal to twelve (12) months of his base salary, calculated at the annual base salary in effect as of the Separation Date, being $440,000, payable in a single lump sum which shall be made promptly following the Separation Date, provided that (i) the conditions for payment as set forth in Section 1(d) hereof are met, and (ii) Employee has not revoked this Agreement in accordance with Section 9 hereof. The Parties agree that the gross amount of such payment before withholdings is $440,000 (the “Severance Payment”), and that the Severance Payment will be subject to all applicable tax withholdings.

(ii) ABIP. Employee will also be eligible to participate in the Company’s annual bonus incentive program for the full year of 2023 (“2023 ABIP”). The amount of the 2023 ABIP, if any, will be determined by the Board or a duly authorized Committee of the Board in accordance with 2023 ABIP calculations applicable to similarly situated executives of the Company prior to the Separation Date and will be paid in accordance with the Company’s standard practices in March 2024.

(iii) RSU Vesting. Within 30 days after Employee’s execution of this Agreement and provided that Employee has not revoked this Agreement in accordance with Section 9, Employee will vest in and receive shares of the common stock of Parent (“Shares”) underlying the following time-based restricted stock units (“RSUs”) that are outstanding and unvested as of the Separation Date, which are as follows: (x) 17,045 Shares underlying the RSUs issued under the Restricted Stock Unit Agreement between Parent and Employee dated February 12, 2021, (y) 15,548 Shares underlying the outstanding RSUs issued under the Restricted Stock Unit Agreement between Parent and Employee dated February 10, 2022, and (z) 14,474 Shares underlying the outstanding and unvested RSUs issued under the Restricted Stock Unit Agreement between Parent and Employee dated February 9, 2023.

(iv) PSU Vesting. In respect of the following performance-based restricted stock units (“PSUs”) that are outstanding and unvested as of the Separation Date, such PSUs will continue to remain outstanding until the Board or a Committee hereof can certify the applicable performance results and will become vested or be forfeited based on actual performance on a pro rata basis in accordance with the otherwise applicable performance vesting conditions set forth in each applicable award agreement, as follows: (x) 100% of the PSUs that become vested based on actual performance under the Performance Share Unit Award Agreement between Parent and Employee dated February 12, 2021, (y) 66.667% of the PSUs that become vested based on actual performance under the Performance Share Unit Award Agreement between Parent and Employee dated February 10, 2022, and (z) 33.33% of the PSUs that become vested based on actual performance under the Performance Share Unit Award Agreement between Parent and Employee dated February 9, 2023, and, in each case, will be settled in accordance with the terms and conditions of the applicable award agreements.

(v) Stock Options. Employee shall remain fully vested in the non-qualified stock options previously granted to Employee which have previously vested and have not been exercised or expired, and any unvested options that would have vested on the next vesting date shall vest on the Separation Date on a pro rata basis. Any vested non-qualified stock options shall, to the extent not previously exercised, remain exercisable until the earlier of (i) 90 days after the Separation Date, and (ii) the expiration of the stated term of such non-qualified stock options.

(vi) Health Insurance; COBRA Rights. If Employee properly and timely elects continuation coverage under the provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), subject to the provisions below, the Company will pay or reimburse 100% of Employee’s health insurance premium for twelve (12) months, beginning on the Separation Date or, if earlier, until Employee is no longer eligible to receive continued coverage under provisions of Section 4980B of the Code (“COBRA”). Payment or reimbursement in accordance with the above will be dependent upon the Company determining that payment of such amounts would not result in the imposition of taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, the Health Care and Education Reconciliation Act of 2010, as amended or other applicable laws. The existence and duration of Employee’s rights and/or the COBRA rights of any of his eligible dependents will be determined in accordance with Section 4980B of the Code. To the extent necessary to avoid the imposition of taxes under the foregoing laws, the Company may make a taxable payment equal to Employee’s COBRA premiums or include the cost of such premium payments or reimbursements in Employee’s taxable income.

(d) The Severance Benefits provided in Section 1(c) above are expressly conditioned upon the following:

(i)	Employee has not revoked this Agreement;

(ii)	The Company has received adequate proof that there is a zero balance owed on Employee’s Company credit card within thirty (30) days of executing this Agreement;

(iii)	Employee has returned to the Company all Company property in his possession;

(iv)	Employee is in material compliance with this Agreement and with all Restrictive Covenants; and

(v)	Employee has otherwise reasonably cooperated with the Company in all matters related to his separation from the Company.

(e) Vacation Pay. Within a reasonable period after the Separation Date, Employee will also be paid a sum equal to all accrued but unused vacation, less applicable payroll taxes and withholdings, in accordance with Company policy.

(f) Agreement to Repay. The Company acknowledges and agrees that Employee’s termination of employment does not constitute an “Employment Separation” under any Authorization for Payroll Deduction and Agreement to Repay, and as such, Employee is not required to repay any relocation expenses paid by the Company.

(g) No Other Entitlements. Employee acknowledges and agrees that the payments and benefits provided in Section 1(c) constitute consideration beyond that which, but for the mutual covenants set forth in this Agreement, the Company otherwise would not be obligated to provide to Employee as of the Separation Date. Employee acknowledges that he will no longer be entitled to any other benefits, payments or contributions from the Company or its subsidiaries other than those specifically provided for in this Agreement or under an employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended.

(h) Return of Severance Benefits. Employee understands and agrees that his material breach of this Agreement or any other Restrictive Covenants will eliminate his entitlement to any Severance Benefits under this Agreement, including such benefits already received and, with respect to benefits received, upon request from the Company, Employee will be required to immediately return such amounts or monetary equivalent of such benefit requested by the Company in the event of a breach. EMPLOYEE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND HIS UNDERSTANDING OF THIS PROVISION.

2. Earned Compensation. Except for the amounts due in accordance with Sections 1(a) and 1(c) above, Employee specifically acknowledges that, as of the date of execution of this Agreement, he has been paid all wages, commissions, compensation, accrued time-off, benefits, and other amounts that Employee is or was owed under the Fair Labor Standards Act (“FLSA”), or any other applicable federal, state, or local law or regulation providing for the payment of wages, commissions, compensation, accrued time-off, and benefits (“Wage Law”) to which he is entitled through and including the Separation Date. Employee is not owed any back-pay, damages, penalties, or any other amounts due under the FLSA, or any other applicable federal, state, or local Wage Law. Employee shall not be eligible for any other payment beyond the aforementioned.

3. Non-Admission. The Parties understand and agree that this Agreement does not represent any admission of liability or misconduct by any person or entity for any purpose. Rather, Employee and the Releasees are resolving all matters arising out of their employer-employee relationship and with all other relationships between Employee and the Releasees.

4. Release. In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby fully and forever releases and discharges the Company, its parents, subsidiaries and affiliates, and each of its and their general and limited partners and members and managers, including, without limitation, each of their respective predecessors, successors, assigns, subsidiaries, affiliates, affiliated partnerships and companies, as well as its and their current and former shareholders, directors, officers, employees, partners, members, trustees, attorneys, representatives, fiduciaries and/or agents, both individually and in their official capacities (collectively, the “Releasees”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever, both past and present and whether known or unknown, suspected, or claimed against the Company or any of the Releasees which Employee or any of Employee’s heirs, executors, administrators or assigns, may have, including (without limitation) those claims which arise in whole or in part in connection with his hiring and employment by the Company and the Separation, including but not limited to his pay in whatever form, and specifically including Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, as amended; the Older Workers’ Benefit Protection Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the National Labor Relations Act, as amended; the Labor-Management Relations Act, as amended; the Worker Adjustment Retraining and Notification Act of 1988; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974 (except as to rights which already may have vested); the Equal Pay Act of 1963 as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994; Employment Discrimination, Texas Lab. Code Ann. §21.001, et. seq., as amended; the Texas Payday Law, Texas Lab. Code Ann. §61.001, et. seq., as amended; the Texas Minimum Wage Act, Texas Lab. Code Ann. §62.001, et. seq., as amended; the anti-retaliation provisions of the Texas Workers’ Compensation Act, Texas Lab. Code Ann § 451.001 et. seq., as amended, and other applicable Texas statutes or regulations; and the common law of the state of Texas, in all cases except to the extent such claims cannot be waived as a matter of law, and all other federal, state or local laws, statutes, regulations or ordinances, any and all claims in contract, tort, public policy, or common law, and any and all claims for costs and attorney fees (“Claims”). It is the intention of Employee in executing this Agreement that it will be effective as a bar to each and every claim, demand, and cause of action mentioned or implied in this Agreement. Each Party understands the significance of his or its release of unknown claims and his or its waiver of statutory protection against a release of unknown claims. In waiving and releasing any and all claims against the Released Parties, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or facts in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.

5. Representations and Acknowledgements. Employee represents to each of the Releasees that at no time prior to execution of this Agreement has Employee filed or caused or permitted the filing of any Claim which he may now have or has ever had against any of the Releasees which is based in whole or in part on any matter referred to in Section 4 above; and Employee acknowledges that, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law, he is prohibited from doing so. Employee further agrees that if any person, organization, or other entity should bring a claim against the Released Parties involving any such matter, Employee will not accept any personal relief in such action.

6. EXCEPTIONS FOR CLAIMS NOT BEING WAIVED OR RELEASED BY EMPLOYEE. The only claims that are not being waived and released by Employee under this Agreement are claims Employee may have for:

(a) unemployment benefits, workers’ compensation benefits, state disability benefits and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b) any benefit entitlements that are vested as of the Separation Date pursuant to the terms of an Employer-sponsored benefit plan governed by the federal law known as “ERISA;”

(c) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(d) any wrongful act or omission occurring after the date Employee signs this Agreement;

(e) any claim under the Fair Labor Standards Act or claim for health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

(f) any claim Employee may have to challenge the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act (“OWBPA”); or

(g) any other claim, as determined by a court of competent jurisdiction that cannot be waived as a matter of law.

7. GOVERNMENT AGENCY CLAIMS EXCEPTION.

(a) Nothing in this Agreement prevents or prohibits Employee from filing a claim with or participating in an administrative investigation or proceeding of a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that, because Employee is waiving and releasing all claims for monetary damages and any other form of personal relief, except as set forth above, Employee may only seek and receive non-personal forms of relief through any such claim.

(b) Employee further understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages Employee from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Department of Labor or any federal or state government agency.

(c) Employee also understands and acknowledges that nothing in this Agreement shall be construed to prohibit him from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A and the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, H.R. 4173.

(d) Nothing in this Agreement prohibits or restricts Employee from: (i) making any disclosure of information required by law; and (ii) providing information to, or testifying or otherwise assisting or cooperating in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization in compliance with a valid court order, or the Company’s designated legal compliance officer. Employee agrees to promptly provide written notice to Company if he is requested to provide information or testimony.

8. Non-Disparagement, Employment References. Employee agrees that effective on the Separation Date, he will not at any time make, publish or communicate to any person or entity (including Company employees, customers, clients, suppliers, and investors) or in any public forum criticize or otherwise defame, disparage or discredit the Company or any of the Releasees, or any of their respective officers, directors, employees, products or services. The Company agrees that Company executives (Vice President level and above) will not criticize or otherwise disparage the Employee or his services to the Company during the term of his employment. The Parties agree that, in response to any inquiry from a prospective employer of Employee, the Company will advise such prospective employer of Employee’s starting and ending dates of employment, his job title as of the Separation Date, will verify previous compensation only if the requesting party provides salary data for confirmation.

9. Voluntary Execution; ADEA Compliance. Employee acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement (the “Consideration Period”), including but not limited to the 21-day period required by the ADEA. Employee acknowledges that everything Employee is receiving for signing this Agreement is described in this Agreement itself, and no other promises or representations have been made to cause Employee to sign it. Employee acknowledges that Employee has had at least twenty-one (21) days after receipt of this information and Agreement to consider whether to accept or reject this Agreement. Employee understands that Employee may sign this Agreement prior to the end of such twenty-one (21) day period, but is not required to do so. Employee understands that if he chooses to execute this Agreement less than twenty-one (21) days from his receipt from the Company, such execution will represent his knowing waiver of such Consideration Period. Employee further acknowledges that within the seven (7)-day period following his execution of this Agreement (the “Revocation Period”) he will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without his revocation hereof. In order to be effective, notice of Employee’s revocation of this Agreement must be received by the Company on or before the last day of the Revocation Period. Any notice of revocation must be hand delivered, or sent by e-mail and express courier (UPS or Federal Express only), prepaid next-day air, to the Company in care of its attorney, Stacy Russell, General Counsel and Corporate Secretary, U.S. Silica Company, 24275 Katy Freeway, S. 600, Katy, TX 77494, 346-307-8637, russells@ussilica.com.

10. Proprietary Information, Non-Compete & Restrictive Covenants.

(a) Employee acknowledges that the information, observations and data obtained by him during the course of his employment with the Company concerning (1) any business information not otherwise publicly available concerning the organization, business, investments, prospective investments or finances of the Company or any of the Releasees; (2) any personal and/or employment information concerning the present or former partners, employees, officers and directors of the Company or any of the Releasees; and (3) information received from any third party which any Releasee is under an obligation to keep confidential (collectively, “Confidential Information”) is the property of the respective Releasee. Employee agrees that he will not, directly or indirectly, disclose to any unauthorized person or use for his own account any of such Confidential Information unless, and only to the extent that, (i) such matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions, or (ii) he is required to do so by order of a court of competent jurisdiction (by subpoena or similar process), in which event Employee will reasonably cooperate with the Company or the Releasees in connection with any action to restrict, limit or suppress such disclosure. Employee represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Agreement has he, directly or indirectly, disclosed Confidential Information to any unauthorized person or used such Confidential Information for his own purposes or benefit.

(b) Employee acknowledges that the provisions of his Proprietary Information, Non-Compete & Restrictive Covenant Agreement dated as of October 12, 2012 between the Employee and the Company (the “Merril Restrictive Covenant Agreement”), attached as Exhibit B hereto, are NOT WAIVED and that the terms and provisions of the Merril Restrictive Covenant Agreement that by their terms apply after the Separation Date, including without limitation the provisions of Sections 3, 4, 5 and 7 thereof, remain in effect for two years after the Separation Date, and that all other Restrictive Covenants ARE NOT WAIVED and remain in effect after the Separation Date according to their own terms. Employee further acknowledges and agrees that the Merril Restrictive Covenant Agreement is hereby amended so that Addendum C thereto includes the Competing Businesses, Customers and Geographic Areas set forth on Exhibit C hereto.

(c) If Employee materially breaches this Agreement or any other Restrictive Covenants, Employee agrees to return to Company the amount of all Severance Benefits already received under this Agreement, including as to the stock awards, stock grants or stock options which were accelerated pursuant to this Agreement their monetary equivalent valued as of the date of the stock acceleration under this Agreement (the “Clawback Amount”). Employee will pay the Clawback Amount to Company within five (5) business days of Company’s written notice to Employee that it is due and owing. Employee also agrees and acknowledges that his breach of this Agreement or any other Restrictive Covenants will eliminate his entitlement to any Severance Benefits awarded under this Agreement that he has not yet received. The Company will be entitled to recover its reasonable attorneys’ fees and costs incurred in recovering the Clawback Amount or otherwise enforcing this provision of the Agreement, including in any associated litigation. Pursuit or recovery of any Clawback Amount does not affect the enforceability of any Restrictive Covenant and Company may still strictly enforce all Restrictive Covenants in addition to pursuing and collecting any Clawback Amounts. EMPLOYEE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND HIS UNDERSTANDING OF THIS PROVISION.

11. Defend Trade Secrets Act Notice. Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

12. Confidentiality of Agreement. The Company and Employee agree that the terms and conditions of this Agreement are to be strictly confidential, except that Employee may disclose the terms and conditions to his family, attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law. The Company may disclose the terms and conditions of this Agreement as the Company deems necessary to its officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities, or as may otherwise be required by law. Employee warrants that he has not discussed, and agrees that except as expressly authorized by the Company he will not discuss, this Agreement or the circumstances of his Separation with any employee of the Company, and that he will take affirmative steps to avoid or absent himself from any such discussion even if he is not an active participant in the discussion.

13. Third Party Beneficiaries. As third-party beneficiaries of this Agreement, the Releasees (or any of them) will be entitled to enforce this Agreement in accordance with its terms in respect of the rights granted to such Releasees. There are no other third-party beneficiaries to this Agreement.

14. No Precedential Effect. By entering into this Agreement, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application irrespective of any similarity in facts or circumstances involving such other employee, on the one hand, and Employee, on the other hand.

15. Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter set forth in this Agreement, and supersedes and preempts all other agreements and obligations between the 8 Parties; provided however, that this Agreement does not merge, supersede or replace the terms of any “Ownership of Proprietary Information, Assignment of Inventions, Non-solicitation, and Nondisclosure Agreement for Employees” or “Proprietary Information, Non-Compete & Restrictive Covenant Agreement” (the “Surviving Agreements”), or any other Restrictive Covenants which shall remain in full and effect according to their own terms, are contractual and not a mere recital. No part of this Agreement may be changed except in writing executed by the Parties.

16. Choice of Law. This Agreement will be interpreted in accordance with the laws of the State of Texas. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under equip law, but if any provision of this Agreement will be held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.

17. Headings. Any titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

18. No Right to Re-Employment. Employee acknowledges and agrees that neither the Company nor any of the Releasees is obligated to offer him employment (or to accept services or the performance of work from him, whether directly or indirectly) now or in the future.

19. Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time, to the extent a payment hereunder is, or shall become subject to the application of Code Section 409A. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until this Agreement is appropriately amended to comply with such requirements. If as of the Separation Date Employee is determined to be a “specified employee” as defined in Treasury Regulation Section 1A09A-1(i), then the payment shall be delayed until a date that is six months after the date of Employee’s Separation Date to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however that the payments to which Employee would have been entitled during such 6-month period, but for this subparagraph, shall be accumulated and paid to Employee without interest in a lump sum within ten days following the date that is six months following Employee’s Separation Date, and any remaining payments shall continue to be paid to Employee on their original schedule. If Employee dies during such six-month period and prior to the payment of the portion that is required to be delayed on account of Code Section 409A, such amount shall be paid to Employee’s estate within 60 days after Employee’s death. If the Company determines that any severance payments described in Sections 1(b) constitute a deferral of compensation for purposes of Code Section 409A the severance payments will not begin or be paid until the second calendar year. Each installment payment hereunder will be treated as a separate payment for purposes of Code Section 409A. Any reimbursements or in-kind benefits provided to or for the benefit of Employee that constitute a “deferral of compensation” for purposes of Code Section 409A will be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (x) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (y) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Code Section 409A. The provisions of this Agreement will be interpreted and construed in favor of satisfying any applicable requirements of Code Section 409A or an applicable exemption thereunder. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee pursuant to this Agreement. Notwithstanding the foregoing, if this Agreement or any benefit paid to Employee hereunder is deemed to be subject to Code Section 409A, Employee consents to the Company adopting such conforming amendments as the Company deems necessary, in its sole discretion, to comply with Code Section 409A, without reducing the amounts of any benefits due to Employee hereunder.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date of the last signature affixed below.

READ CAREFULLY BEFORE SIGNING.

WITH MY SIGNATURE BELOW, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, I HAVE HAD REASONABLE AND SUFFICIENT OPPORTUNITY TO CONSULT WITH AN INDEPENDENT LEGAL REPRESENTATIVE OF MY OWN CHOOSING, AND I UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I FURTHER ACKNOWLEDGE THAT I HAVE FREELY AND VOLUNTARILY AND WITHOUT DURESS OR UNDUE PRESSURE OR INFLUENCE OF ANY KIND OR NATURE, ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION, PROMISE, WARRANTY OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY THE COMPANY TO DO SO.

I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING WRITTEN NOTIFICATION OF MY REVOCATION AS SET FORTH ABOVE. IF THIS AGREEMENT IS NOT REVOKED IN THIS MANNER, IT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER I SIGN IT. FURTHERMORE, I UNDERSTAND THAT IF I REVOKE THIS AGREEMENT, THIS AGREEMENT WILL BECOME NULL AND VOID AND I WILL NOT BE ENTITLED TO THE BENEFITS CONFERRED BY THIS AGREEMENT, INCLUDING PAYMENTS SET FORTH HEREIN IF THE AGREEMENT IS REVOKED.

DONALD A. MERRIL

/s/ Donald A. Merril	Dated:	November 17, 2023

U. S. SILICA COMPANY

By:	/s/ Bryan A. Shinn
Title:	Chief Executive Officer	Dated:	November 17, 2023

U. S. SILICA HOLDINGS, INC.

By:	/s/ Bryan A. Shinn
Title:	Chief Executive Officer	Dated:	November 17, 2023

EXHIBIT A

[Intentionally Left Blank]

EXHIBIT B

Copy of Merril Restrictive Covenant Agreement

OMITTED

EXHIBIT C

Merril Restrictive Covenant Agreement:

Competing Businesses, Customers and Geographic Areas

OMITTED